Exhibit 99.2

Contact:	Cynthia Swain Vice President, Corporate Communications L-3 Communications 212-697-1111
Contact:Financial Dynamics Investors: Eric Boyriven, Olivia Pirovano	For Immediate Release
Media: Evan Goetz
212-850-5600

L-3 COMMUNICATIONS ANNOUNCES DEBT OFFERINGS

NEW YORK, NY, July 25, 2005 - L-3 Communications (NYSE: LLL) announced today that it is seeking to raise $1.0 billion, before discounts and expenses, through a private placement of senior subordinated notes. L-3 also announced that it is seeking to raise $500.0 million, before discounts and expenses, through a private placement of convertible contingent debt securities ("CODES"). Both the notes and CODES will be offered within the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The notes will also be offered outside the United States to non-U.S. investors.

L-3 intends to use the net proceeds from the two offerings to fund a portion of its acquisition of The Titan Corporation (NYSE: TTN). The notes will have a ten-year maturity with interest payable semi-annually and the CODES will have a thirty-year maturity with interest payable semi-annually. The CODES are convertible into cash and shares of L-3's common stock under certain circumstances.

The securities to be offered have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Headquartered in New York City, L-3 Communications is a leading provider of Intelligence, Surveillance and Reconnaissance (ISR) systems, secure communications systems, aircraft modernization, training and government services and is a merchant supplier of a broad array of high technology products. Its customers include the Department of Defense, Department of Homeland Security, selected U.S. Government intelligence agencies and aerospace prime contractors.

To learn more about L-3 Communications, please visit the company's web site at www.L-3Com.com.

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L-3 Communications Announces Debt Offerings	Page 2

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in L-3's Safe Harbor Compliance Statement for Forward-looking Statements included in L-3's recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and L-3 undertakes no obligation to update these forward-looking statements.

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